Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of KemPharm, Inc. of our report dated February 28, 2020, relating to the financial statements of KemPharm, Inc., appearing in the Annual Report on Form 10-K of KemPharm, Inc. for the year ended December 31, 2019.

We also consent to the incorporation by reference in this Registration Statement on Form S-8 of KemPharm, Inc. of our report dated February 28, 2020, except for the Reverse Stock Split paragraph of Note A as to which the date is December 27, 2020, relating to the financial statements of KemPharm, Inc. included in the prospectus dated January 8, 2021, filed pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement Form S-1 (No. 333-250945).

/s/ RSM US LLP

Orlando, Florida

February 4, 2021